EXHIBIT 99.1

FOR IMMEDIATE RELEASE TO MEDIA	CONTACT:
Mark Ties
XATA Corporation
952-707-5600
mark.ties@xata.com
XATA Names Jay Coughlan Chairman & CEO
Current Chairman & CEO to Leave XATA and Rejoin Deere & Co. as Previously Announced
MINNEAPOLIS, September 29, 2006 —XATA Corporation (Nasdaq: XATA), the leader in onboard fleet management systems for private fleet transportation, announced today that Jay Coughlan will be joining the Company as Chairman & Chief Executive Officer effective October 1, 2006. Mr. Coughlan, a seasoned executive with deep experience in selling complex enterprise solutions, was most recently the President and Chief Executive Officer of Lawson Software (Nasdaq: LWSN).
As Chairman and CEO, Mr. Coughlan will be responsible for the overall strategic direction and management of XATA, with a focus on furthering XATA’s growth, executing strategic transactions and increasing the company’s visibility on Wall Street.
“With his impressive 18-year career at Lawson and history of proven leadership during Lawson’s high growth period, Jay brings the skills we need to continue to execute our strategy,” said Craig Fawcett, outgoing Chairman & CEO of XATA. “Jay’s strong business skills, management ability and tremendous energy will enable him to further advance our leadership position in fleet management solutions.”
“XATA’s board selected Mr. Coughlan based on his successful track record in building a market leading software company and his public company CEO experience,” said board member Woody Marshall. “After an expansive search for a CEO, Jay was our top choice. We are thrilled to have him join our team. Jay’s experience and expertise significantly strengthens our ability to accelerate revenue growth and drive additional strategic partnerships.”
Mr. Marshall also expressed XATA’s appreciation to Craig Fawcett for his leadership of the Company since 2002. As previously announced, Mr. Fawcett is leaving XATA to return to an executive position at Deere & Company where he spent much of his career before joining XATA. “The Board of Directors wishes to express its sincere thanks and appreciation to Craig. We appreciate his guidance during a period of rapid growth and new product introductions. He leaves behind a solid legacy of leadership and success.”
Commenting on his appointment, Mr. Coughlan said, “I am very excited by the opportunity to lead XATA to the next level. Craig has steered the company to a strong and enviable position. I am equally fortunate to have superb partners, not only on the

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XATA Names Jay Coughlan as Chairman & Chief Executive Officer — Page 2
board and executive team, but in the talented colleagues who are as committed as I am to continue capturing every growth opportunity.”
The offer of employment accepted by Mr. Coughlan includes; a 5-year fair market value option under the Company’s 2002 Long-Term Incentive and Stock Option Plan to purchase 300,000 shares of XATA common stock, 300,000 shares of restricted stock which vests over a period ending in 2012, and an additional number of shares of restricted stock up to $500,000 in value to match the number of shares purchased by Mr. Coughlan from XATA at the inception of his employment. These matching restricted shares will vest one year after the date of issuance. For further information, see XATA’s Report on Form 8-K filed with the Securities and Exchange Commission concurrently with this Release.
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 52,000 trucks at over 1,700 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.